Exhibit 99.1
For Immediate Release
FULL HOUSE RESORTS TERMINATES NEVADA STATE BANK CREDIT FACILITY
Las Vegas, Nevada — March 28, 2011 — Full House Resorts (NYSE Amex US: FLL) announced today that, in conjunction with its previously announced pending acquisition of the Grand Victoria Casino and Resort in Rising Sun, Indiana, the Company has terminated its existing Nevada State Bank credit facility. The Company had no borrowing on the remaining $7.6 million facility and expects to replace the facility with the previously announced $38 million credit facility being used to complete the Grand Victoria Casino acquisition. The Company plans to complete the acquisition in early April.
The Grand Victoria Riverboat Casino has 40,000 square feet of gaming space with almost 1,300 slot and video poker machines and 37 table games. The property includes a 201-room hotel with spa, pool, meeting space and a pavilion with five food and beverage outlets, including a fine dining restaurant, buffet, sports bar, quick service restaurant and coffee shop and a large, multi-purpose Grand Theater for concerts and performance events as well as meetings and conventions. The 300-acre grounds also contain an 18-hole Scottish links golf course with full-service clubhouse. The property is conveniently located within driving distance of Indianapolis and Cincinnati, Ohio and near Lexington and Louisville, Kentucky.
About Full House Resorts, Inc.
Full House owns, develops and manages gaming facilities. The Company has a management agreement with the Nottawaseppi Huron Band of Potawatomi Indians for FireKeepers Casino in Battle Creek, Michigan with approximately 2,700 gaming devices, 78 table games and a 120-seat poker room. The FireKeepers Development Authority recently announced the development of a 242-room resort-style hotel including a special events center, a full service restaurant and an expanded bingo facility. For further information, go to www.FireKeepersCasino.com. Full House also receives a guaranteed fee from the operation of Harrington Raceway and Casino at the Delaware State Fairgrounds in Harrington, Delaware. Harrington Raceway and Casino has a total of approximately 1,800 gaming devices, 40 table games, 10 poker tables, a 450-seat buffet, a fine dining restaurant, a 50-seat diner, a sports book and an entertainment lounge. For more information, go to www.harringtonraceway.com. In addition, Full House owns Stockman’s Casino in Fallon, Nevada which has 8,400 square feet of gaming space with approximately 260 gaming machines, four table games and a keno game. The casino has a bar, a fine dining restaurant and a coffee shop. For more information, please visit www.StockmansCasino.com.
Full House has entered into a contract to acquire the assets of the Grand Victoria Casino and Resort in Rising Sun, Indiana, subject to financing, regulatory approval and other standard conditions. For more information on the Grand Victoria, please visit www.grandvictoria.com. Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com.

Forward-looking Statements
Some of the statements made in this release are forward-looking statements. These forward-looking statements are based upon Full House’s current expectations and projections about future events and generally relate to Full House’s plans, objectives and expectations for Full House’s business. Although Full House’s management believes that the plans and objectives expressed in these forward-looking statements are reasonable, the outcome of such plans, objectives and expectations involve risks and uncertainties including without limitation, regulatory approvals, including the ability to obtain and maintain a gaming license in Indiana, financing sources and terms, including receipt of funding under the Wells Fargo credit facility, integration of acquisitions, including the successful and timely closing of the Grand Victoria acquisition, competition and business conditions in the gaming industry, including the opening of the Gun Lake casino in Michigan, plans for other and new competition in Michigan, competition from Ohio casinos and any possible authorization of gaming in Kentucky. Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.
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For further information, contact:
Mark Miller, Chief Operating and Chief Financial Officer
Full House Resorts, Inc.
702-221-7800
www.fullhouseresorts.com
Or
William R. Schmitt
Integrated Corporate Relations
203-682-8200
investors@fullhouseresorts.com